Exhibit 99.1

Tesla Q3 2021 Vehicle Production & Deliveries

In the third quarter, we produced approximately 238,000 vehicles and delivered over 240,000 vehicles.  We would like to thank our customers for their patience as we work through global supply chain and logistics challenges.

	Production	Deliveries	Subject to operating lease accounting
Model S/X	8,941	9,275	20%
Model 3/Y	228,882	232,025	6%
Total	237,823	241,300	7%

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q3 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5% or more. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Investor Relations Contact:

ir@tesla.com